Exhibit 99.1

SeaWorld Entertainment, Inc. Reports First Half 2013 Results

ORLANDO, Fla. (Aug. 13, 2013) — SeaWorld Entertainment, Inc. (NYSE: SEAS), a leading theme park and entertainment company, today reported financial results for the first half of 2013.

Highlights

•	Record revenue of $649.9 million in the first half of 2013, an increase of $11.6 million or 2% compared to the first half of 2012.

•	Adjusted EBITDA[1] of $138.1 million in the first half of 2013, an increase of $3.9 million or 3% compared to the first half of 2012.

•	Adjusted Free Cash Flow[1] of $56.0 million in the first half of 2013, an increase of $30.8 million compared to the first half of 2012.

•	Reaffirmed guidance for full year 2013 Adjusted EBITDA in the range of $430 million to $440 million.

•	Reduced long-term debt by $180.8 million in the first half of 2013.

•	Completed re-financing of $1.4 billion Credit Facility at favorable terms and extended maturity date to May 2020.

•	Declared a cash dividend of $0.20 per share (paid on July 1st, 2013).

“We are pleased with our first half results particularly in light of a challenging second quarter due to the unfavorable timing of Easter and adverse weather conditions at many of our parks,” Jim Atchison, President and CEO of SeaWorld Entertainment, Inc. said. “With the strength of our business model, the ongoing benefits of our pricing and yield management efforts, and strong operational execution, we remain on track to end the year within our previously disclosed Adjusted EBITDA guidance range of $430 to $440 million.”

Year to Date Results

During the first half of 2013, the Company generated record total revenue of $649.9 million, an increase of $11.6 million, or 2%, over the same period in 2012. Adjusted EBITDA in the first six months of 2013 was $138.1 million, an increase of $3.9 million, or 3%, over the first half of 2012. The Company reported a net loss for the first six months of 2013 of $56.2 million, or $(0.66) per diluted share. Adjusted Net Loss[1] was $2.7 million, or $(0.03) per diluted share, in the first half of 2013. In the prior year period, the Company had incurred a net loss of $6.0 million, or $(0.07) per diluted share. Adjusted Free Cash Flow was $56.0 million, an increase of $30.8 million compared to the first six months of 2012.

The increase in total revenue during the first six months of 2013 was driven by a total revenue per capita increase of 8% from $59.84 in the first half of 2012 to $64.59 in the first half of 2013, partially offset by the impact of lower total attendance. Admission per capita (defined as admission revenue divided by total attendance) increased by 10% from $36.78 to $40.49 in the first half of 2012, primarily as a result of pricing and yield management strategies, while in-park per capita spending (defined as food, merchandise, and other revenue divided by total attendance) increased by 5% from $23.06 to $24.10 due to targeted price increases along with increased penetration and in-park offerings.

[1]

This earnings release includes several metrics, including Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted Net Income (Loss) per Diluted Share, Free Cash Flow and Adjusted Free Cash Flow that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See “Statement Regarding Non-GAAP Financial Measures” section at the end of this earnings release for the definitions of Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted Net Income (Loss) per Diluted Share, Free Cash Flow and Adjusted Free Cash Flow and their reconciliation to their respective most comparable financial measures calculated in accordance with GAAP.

Attendance for first half of 2013 declined by 6% compared to the same period in 2012 from approximately 10.7 to 10.1 million guests. The most significant portion of the decline was an expected result of new pricing and yield management strategies, which reduced attendance but increased total revenue per capita. The next largest portion of the decline was a result of unexpected adverse weather conditions at the Company’s Florida and Virginia parks during the second quarter and at all but one of the Company’s park locations in the month of June. The remainder of the decline was a result of the unfavorable timing of Easter on March 31st which caused an overlap with the spring break holiday period for schools in many of the Company’s key markets.

Second Quarter 2013

During the second quarter of 2013, the Company generated total revenue of $411.3 million, a decrease of $14.6 million, or 3%, over the same period in 2012. Adjusted EBITDA was $127.0 million, a decrease of $13.4 million, or 10%, over the second quarter of 2012. The Company reported a net loss for the second quarter of 2013 of $15.9 million, or $(0.18) per diluted share. Adjusted Net Income[1] was $36.5 million, or $0.41 per diluted share, in the second quarter of 2013. In the second quarter of 2012, the Company reported net income of $39.1 million, or $0.47 per diluted share.

The decrease in total revenue in the second quarter of 2013 was driven by lower attendance partially offset by a 7% increase in total revenue per capita from $58.75 in the second quarter of 2012 to $62.67 in the second quarter of 2013. Admission per capita increased by 9% from $35.74 to $38.85 primarily as a result of higher ticket pricing and yield management strategies while in-park per capita spending increased by 3% from $23.01 to $23.81 due to targeted price increases and increased in-park offerings.

Attendance during the second quarter declined by 9% from approximately 7.2 million in 2012 to 6.6 million guests in 2013. Attendance in the second quarter of 2013 was impacted by the same issues as outlined in the year-to-date results with an additional impact of attendance shifting out of the second quarter into the first quarter due to the timing of Easter.

Other

As previously disclosed, in April 2013, the Company completed its initial public offering of 29,900,000 shares of common stock at $27.00 per share. Net proceeds were used to redeem $140.0 million in aggregate principal amount of Senior Notes at a redemption price of 111.0% plus accrued and unpaid interest therein, approximately $46.3 million was used to make a one-time payment to an affiliate of Blackstone in connection with the termination of the 2009 Advisory Agreement, and $37.0 million was used to repay a portion of outstanding indebtedness under the Company’s Term Loan B. In connection with the termination of the 2009 Advisory Agreement, the Company wrote-off approximately $3.8 million in prepaid advisory fees during the second quarter of 2013.

In May 2013, the Company entered into Amendment No. 5 to its Senior Secured Credit Facilities that amended the terms of its existing Senior Secured Credit Facilities to, among other things, refinance Term Loan A and Term Loan B into new Term B-2 Loans, extend the final maturity date of the term loan facilities, reduce future principal and interest payments and provide for additional future borrowings.

In June 2013, the Company’s Board of Directors declared a cash dividend of $0.20 per share, which was paid on July 1, 2013, to all common stockholders of record at the close of business on June 20, 2013.

Guidance

The following guidance is based on current management expectations. All financial guidance amounts are estimates subject to change, including as a result of matters discussed under the “Forward-Looking Statements” cautionary language which follows and the Company undertakes no duty to update its guidance. For the full year of 2013, the Company expects to generate revenue in the range of $1.45 billion to $1.48 billion and Adjusted EBITDA in the range of $430 million to $440 million.

Conference Call

The Company will hold a conference call today, Tuesday, August 13 at 5 p.m. ET to discuss its second quarter 2013 financial results. The conference call will be broadcast live on the Internet and the release and the conference call can be accessed via the Company’s website at seaworldentertainment.com by clicking on the “Investor Relations” link located on the upper right corner of that page. For those unable to participate in the live call, a replay of the webcast will be available from 8 p.m. ET August 13, 2013 to 11:59 p.m. ET on August 20, 2013 via the “Investor Relations” section of seaworldentertainment.com or by dialing 1-877-870-5176 from anywhere in the U.S. or 1-858-384-5517 from international locations, conference code 1865619.

Statement Regarding Non-GAAP Financial Measures

This earnings release and accompanying financial statement tables include several supplemental non-GAAP financial measures, including Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted Net Income (Loss) per Diluted Share, Free Cash Flow and Adjusted Free Cash Flow. Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted Net Income (Loss) per Diluted Share, Free Cash Flow, and Adjusted Free Cash Flow are not recognized terms under GAAP, should not be considered in isolation or as a substitute for a measure of liquidity or performance prepared in accordance with GAAP and are not indicative of net income or loss or net cash provided by operating activities as determined under GAAP. Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted Net Income (Loss) per Diluted Share, Free Cash Flow, Adjusted Free Cash Flow and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate the Company’s liquidity or financial performance. Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted Net Income (Loss) per Diluted Share, Free Cash Flow or Adjusted Free Cash Flow, as presented, may not be comparable to similarly titled measures of other companies due to varying methods of calculation.

Adjusted EBITDA is defined as net (loss) income before income tax expense (benefit) , interest expense, depreciation and amortization, as further adjusted to exclude certain non-cash, and other items permitted in calculating covenant compliance under the indenture governing the Company’s existing senior notes and the credit agreement governing the Company’s senior secured credit facilities. Adjusted EBITDA is a material component of these covenants. Management presents Adjusted EBITDA because it believes that it provides additional information to investors about the calculation of and compliance with these financial covenants. Management also uses Adjusted EBITDA in connection with certain components of its executive compensation program. In addition, investors, lenders, financial analysts and rating agencies have historically used EBITDA-related measures in the Company’s industry, along with other measures to evaluate a company’s ability to meet its debt service requirement, to estimate the value of a company and to make informed investment decisions.

Adjusted Net Income (Loss) is defined as net income (loss) before the after-tax impact of the advisory termination fee and the loss on early extinguishment of debt. Adjusted Net Income (Loss) per Diluted Share is calculated by dividing Adjusted Net Income (Loss) for the period by the diluted shares outstanding. Management presents Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Diluted Share to eliminate the impact of items, net of tax, that management does not consider indicative of ongoing operating performance due to their inherent unusual nature or because they result from an event of a similar nature.

Free Cash Flow is defined as net cash provided by operating activities reduced by capital expenditures. Adjusted Free Cash Flow is defined as Free Cash Flow further adjusted by the one-time cash payment of the 2009 Advisory Agreement termination fee. Management presents Free Cash Flow and Adjusted Free Cash Flow because it believes it provides supplemental information to assist investors in analyzing the Company’s ability to generate liquidity from its operating activities. Free Cash Flow and Adjusted Free Cash Flow has limitations due to the fact that it does not represent the residual cash flow available for discretionary expenditures as it does not take into consideration certain other non-discretionary cash requirements, such as mandatory principal payments on the Company’s long-term debt.

The financial statement tables that accompany this press release include a reconciliation of non-GAAP financial measures to the applicable most comparable U.S. GAAP financial measures.

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company delivering personal, interactive and educational experiences that blend imagination with nature and enable its customers to celebrate, connect with and care for the natural world we share. The Company owns or licenses a portfolio of globally recognized brands including SeaWorld, Shamu and Busch Gardens. Over its more than 50-year history, the Company has built a diversified portfolio of 11 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind collection of approximately 67,000 marine and terrestrial animals. The Company’s theme parks feature a diverse array of rides, shows and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests. In addition to its theme parks, the Company has recently begun to leverage its brands into media, entertainment and consumer products.

Copies of this and other news releases as well as additional information about SeaWorld Entertainment, Inc. can be obtained online at www.seaworldentertainment.com. Shareholders and prospective investors can also register to automatically receive the Company’s press releases, SEC filings and other notices by e-mail by registering at that website.

Forward-Looking Statements

In addition to historical information, this press release contains statements relating to future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. The Company generally uses the words “may”, “will”, “could”, “expect”, “anticipate”, “believe”, “estimate”, “plan”, “intend”, and similar expressions in this press release and any attachment to identify forward-looking statements. All statements, other than statements of historical facts included in this press release, including statements concerning plans, objectives, goals, beliefs, business strategies, future events, business conditions, results of operations, financial position and business outlook, earnings guidance, business trends and other information are forward-looking statements. The forward-looking statements are not historical facts, and are based upon current expectations, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond management’s control. All expectations, beliefs and projections are expressed in good faith and the Company believes there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.

These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this press release, including among others: various factors beyond management’s control adversely affecting discretionary spending and attendance at the Company’s theme parks; inability to protect intellectual property or the infringement on intellectual property rights of others; incidents or adverse publicity concerning the Company’s theme parks; outbreak of infectious disease affecting the Company’s animals; change in federal and state regulations governing the treatment of animals; and other risks, uncertainties and factors set forth in the section entitled “Risk Factors” in the Company’s final prospectus filed on April 18, 2013 with the SEC.

Although the Company believes that these statements are based upon reasonable assumptions, it cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) the Company has correctly measured or identified all of the factors affecting its business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) the Company’s strategy, which is based in part on this analysis, will be successful. Except as required by law, the Company undertakes no obligation to update or revise forward-looking statements to reflect new information or events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the Company’s filings with the SEC (which are available from the SEC’s EDGAR database at www.sec.gov and via the Company’s website at www.seaworldentertainment.com).

Contacts:

Investor Relations Inquiries:

SeaWorld Entertainment, Inc.

855.797.8625

investors@seaworld.com

Media Inquiries:

Fred Jacobs

Vice President of Communications

Fred.Jacobs@SeaWorld.com

SOURCE SeaWorld Entertainment, Inc.

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	For the Three Months Ended				For the Six Months Ended
	June 30,		Change		June 30,		Change
	2013	2012	$	%	2013	2012	$	%
Net revenues:
Admissions	$255,001	$259,058	$(4,057)	(2%)	$407,427	$392,313	$15,114	4%
Food, merchandise and other	156,291	166,824	(10,533)	(6%)	242,475	246,011	(3,536)	(1%)

Total revenues	411,292	425,882	(14,590)	(3%)	649,902	638,324	11,578	2%

Costs and expenses:
Cost of food, merchandise and other revenues	32,974	36,959	(3,985)	(11%)	52,802	55,659	(2,857)	(5%)
Operating expenses	194,674	205,370	(10,696)	(5%)	367,934	368,746	(812)	(0%)
Selling, general and administrative	62,168	49,028	13,140	27%	102,155	91,764	10,391	11%
Termination of advisory agreement	50,072	—	50,072	ND	50,072	—	50,072	ND
Depreciation and amortization	40,424	41,439	(1,015)	(2%)	81,832	77,348	4,484	6%

Total costs and expenses	380,312	332,796	47,516	14%	654,795	593,517	61,278	10%

Operating income (loss)	30,980	93,086	(62,106)	(67%)	(4,893)	44,807	(49,700)	(111%)
Other income, net	107	733	(626)	(85%)	180	1,873	(1,693)	(90%)
Interest expense	22,926	28,909	(5,983)	(21%)	51,532	56,718	(5,186)	(9%)
Loss on early extinguishment of debt and write-off of discounts and deferred financing costs	32,429	—	32,429	ND	32,429	—	32,429	ND

(Loss) income before income taxes	(24,268)	64,910	(89,178)	(137%)	(88,674)	(10,038)	(78,636)	(783%)
(Benefit from) provision for income taxes	(8,414)	25,790	(34,204)	(133%)	(32,460)	(4,024)	(28,436)	(707%)

Net (loss) income	$(15,854)	$39,120	$(54,974)	(141%)	$(56,214)	$(6,014)	$(50,200)	(835%)

(Loss) earnings per share:
Net (loss) income per share, basic	$(0.18)	$0.47			$(0.66)	$(0.07)

Net (loss) income per share, diluted	$(0.18)	$0.47			$(0.66)	$(0.07)

Weighted average commons shares outstanding:
Basic	88,222	82,448			85,510	82,436

Diluted	88,222	83,240			85,510	82,436

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands)

	For the Three Months Ended				For the Six Months Ended
	June 30,		Change		June 30,		Change
	2013	2012	$	%	2013	2012	$	%
Net (loss) income	$(15,854)	$39,120	$(54,974)	(141%)	$(56,214)	$(6,014)	$(50,200)	(835%)
(Benefit from) provision for income taxes	(8,414)	25,790	(34,204)	(133%)	(32,460)	(4,024)	(28,436)	(707%)
Loss on early extinguishment of debt and write-off of discounts and deferred financing costs (a)	32,429	—	32,429	ND	32,429	—	32,429	ND
Interest expense	22,926	28,909	(5,983)	(21%)	51,532	56,718	(5,186)	(9%)
Depreciation and amortization	40,424	41,439	(1,015)	(2%)	81,832	77,348	4,484	6%
Termination of advisory agreement (b)	50,072	—	50,072	ND	50,072	—	50,072	ND
Advisory fees (c)	1,874	1,999	(125)	(6%)	2,799	2,811	(12)	(0%)
Equity-based compensation expense (d)	1,902	774	1,128	146%	2,222	1,041	1,181	113%
Debt refinancing costs (e)	781	—	781	ND	781	1,000	(219)	(22%)
Other adjusting items (f)	732	—	732	ND	843	—	843	ND
Other non-cash expenses (g)	88	2,322	(2,234)	(96%)	4,235	5,292	(1,057)	(20%)

Adjusted EBITDA	$126,960	$140,353	$(13,393)	(10%)	$138,071	$134,172	$3,899	3%

Net (loss) income	$(15,854)	$39,120	$(54,974)	(141%)	$(56,214)	$(6,014)	$(50,200)	(835%)
Termination of advisory agreement (b)	50,072	—	50,072	ND	50,072	—	50,072	ND
Loss on early extinguishment of debt and write-off of discounts and deferred financing costs (a)	32,429	—	32,429	ND	32,429	—	32,429	ND
Income taxes of certain non-GAAP adjustments	(30,104)	—	(30,104)	ND	(29,020)	—	(29,020)	ND

Adjusted Net Income (Loss)	$36,543	$39,120	$(2,577)	(7%)	$(2,733)	$(6,014)	$3,281	55%

Net (loss) income per share, diluted	$(0.18)	$0.47	$(0.65)	(138%)	$(0.66)	$(0.07)	$(0.59)	(843%)
Termination of advisory agreement (b)	0.56	—	0.56	ND	0.59	—	0.59	ND
Loss on early extinguishment of debt and write-off of discounts and deferred financing costs (a)	0.37	—	0.37	ND	0.38	—	0.38	ND
Income taxes of certain non-GAAP adjustments	(0.34)	—	(0.34)	ND	(0.34)	—	(0.34)	ND

Adjusted Net Income (Loss) per share, diluted	$0.41	$0.47	$(0.06)	(13%)	$(0.03)	$(0.07)	$0.04	57%

Weighted average shares outstanding, diluted	88,844	83,240			85,510	82,436

Net cash provided by operating activities	$73,557	$148,972	$(75,415)	(51%)	$97,731	$140,856	$(43,125)	(31%)
Capital expenditures	55,706	58,540	(2,834)	(5%)	88,025	115,603	(27,578)	(24%)

Free Cash Flow	$17,851	$90,432	$(72,581)	(80%)	$9,706	$25,253	$(15,547)	(62%)
Advisory termination fee cash payment	46,300	—	46,300	ND	46,300	—	46,300	ND

Adjusted Free Cash Flow	$64,151	$90,432	$(26,281)	(29%)	$56,006	$25,253	$30,753	122%

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED BALANCE SHEET DATA

(In thousands)

	June 30,	December 31,
	2013	2012
Cash and cash equivalents	$93,936	$45,675

Total assets	$2,632,947	$2,521,052

Long-term debt, including current maturities:
Term Loan A	$—	$152,000
Term Loan B	—	1,293,774
Term B-2 Loans	1,405,000	—
Senior Notes	260,000	400,000

Total long-term debt, including current maturities	$1,665,000	$1,845,774

Total stockholders’ equity	$625,805	$449,848

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED OTHER DATA

	For the Three Months Ended				For the Six Months Ended
	June 30,		Change		June 30,		Change
	2013	2012	$	%	2013	2012	$	%
Attendance (in thousands)	6,563	7,249	(686)	(9%)	10,062	10,667	(605)	(6%)
Total revenue per capita (h)	$62.67	$58.75	$3.92	7%	$64.59	$59.84	$4.75	8%

ND-Not determinable

(a)	Reflects a $15.4 million premium paid for the early redemption of $140.0 million of the Company’s Senior Notes using net proceeds from the Company’s initial public offering in April 2013, along with a write-off of approximately $5.5 million in related discounts and deferred financing costs and a write-off of approximately $11.5 million of certain capitalized debt issuance costs in connection with Amendment No. 5 to the Company’s Senior Secured Credit Facilities.

(b)	Reflects a one-time fee of $46.3 million paid by the Company to an affiliate of Blackstone in connection with the termination of the 2009 Advisory Agreement, and a related write-off of prepaid advisory fees of $3.8 million.

(c)	Reflects fees paid to an affiliate of Blackstone under the 2009 Advisory Agreement. The 2009 Advisory Agreement was terminated on April 24, 2013 in connection with the Company’s initial public offering.

(d)	Reflects non-cash compensation expense associated with the grants of equity compensation.

(e)	Reflects costs which were expensed related to the April and May 2013 amendments and the March 2012 amendment to the Senior Secured Credit Facilities.

(f)	Reflects certain acquisition and pre-opening costs related to Aquatica San Diego.

(g)	Reflects non-cash expenses related to miscellaneous asset write-offs and non-cash gains/losses on foreign currencies.

(h)	Calculated as total revenues divided by attendance.